Exhibit-4.12j

                                            Date: September 29, 2000





Douglas H. Yaeger (as Chairman of the Board, President and Chief Executive Officer of Laclede Gas Company), and Gerald T. McNeive, Jr. (as Senior Vice President - Finance and General Counsel of Laclede Gas Company), pursuant to resolutions adopted by the Board of Directors on August 28, 1986, which resolutions, among other things, granted to any two executive officers who hold one of the following offices: Chairman of the Board; President; Executive Vice President; or Senior Vice President; the authority to amend any or all of the benefit plans and/or related trust agreements of the Company (collectively the "Plans") to the extent such amendments deal with changes necessary or appropriate: (1) to comply with, or obtain the benefit of, applicable laws and/or regulations, as amended from time to time; (2) to reflect minor or routine administrative factors; (3) to clarify the meaning of any of the provisions of the Plans; and/or (4) to evidence changes in then existing Plans to reflect the interrelationship thereof with newly adopted Plans or amendments to Plans, which newly adopted Plans or amendments affect the terms of such other then existing Plans; do hereby amend the Employees' Retirement Plan of Laclede Gas Company - Management Employees, Employees' Retirement Plan of Laclede Gas Company - Contract Employees, Missouri Natural Gas Division of Laclede Gas Company Retirement Income Plan, Laclede Gas Company Salary Deferral Savings Plan, Laclede Gas Company Wage Deferral Savings Plan, Missouri Natural Gas Division of Laclede Gas Company Savings Plan, and the Missouri Natural Gas Division of Laclede Gas Company Dual Savings Plan as set forth in the attached exhibits, such amendments to be effectuated and evidenced by our signatures on said exhibits.
































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                   AMENDMENTS TO THE LACLEDE GAS COMPANY
                         WAGE DEFERRAL SAVINGS PLAN
                         --------------------------

1.    Effective August 1, 2000, the first paragraph of  subsection (c) of
      Section 7.3 is hereby amended in its entirety, to read as follows:

      "(c) The provisions contained in this subsection (c) shall not apply to an Employee who has at least one (1) hour of service on or after August 1, 2000. In the case of an Employee who is participating in a defined benefit plan sponsored by the Company and who does not have at least one (1) hour of service on or after August 1, 2000, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any limitation year may not exceed one point zero (1.0)."






                                            DOUGLAS H. YAEGER
                               ------------------------------------------
                               Title:     Chairman, President and
                                          Chief Executive Officer




                                         GERALD T. MCNEIVE, JR.
                               ------------------------------------------
                               Title:     Senior Vice President - Finance
                                          and General Counsel


































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                   AMENDMENTS FOR THE LACLEDE GAS COMPANY
                         WAGE DEFERRAL SAVINGS PLAN

1. Effective August 1, 2000, the last sentence of Section 2.15 is deleted in its entirety.

2. Effective November 1, 2000, Section 2.21 is amended in its entirety to read as follows:

    "2.21  "Investment Fund"
    ------------------------
           The separate portion of the Fund which is to be invested in accordance with Sections 6.4, 6.5, 6.6, 6.7 or 6.8 of this Plan."

3. Effective November 1, 2000, a new Section 2.38 is hereby added to read as follows:

    "2.38  "Balanced Fund or Funds"
    -------------------------------
           The separate portion or portions of the Fund or Funds which are to be invested in accordance with Section 6.8 of this Plan."

4. Effective August 1, 1997, the last sentence of Section 4.3 is amended in its entirety to read as follows:

    "Amounts so deducted shall be periodically transmitted to the Trustee as deemed administratively feasible, but in no event shall the amounts so deducted be transmitted later than the 15th business day of the month following the month in which the amounts would otherwise have been payable to the Participant."

5. Effective August 1, 2000, subsection (a) of Section 5.1 is amended in its entirety to read as follows:

    "Subject to subsection (b) of this Section 5.1, for each weekly payroll period, the Company shall contribute to the Trust under this Plan an amount (not to exceed four percent (4%) of the Compensation of such Participant for such payroll period) equal to one-half (1/2) of the wage deferral of each Participant for such payroll period, provided that the amount of such Matching Contribution shall not exceed the current and accumulated profits of the Company."

6. Effective November 1, 2000, Sections 6.8, 6.9, 6.10 and 6.11 shall be renumbered as Sections 6.9, 6.10, 6.11 and 6.12, respectively, and a new
    Section 6.8 is hereby added to read as follows:

    "6.8  Balanced Fund
    -------------------
          A Balanced Fund shall consist of a single asset or group of assets, which is purchased or held for investment by the Trustee as a single fund or a group of funds, and which is managed and maintained (either by the Trustee or otherwise)














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          according to a pre-established asset allocation target chosen by the Balanced Fund to enable it to achieve its stated investment goal. A Balanced Fund will be routinely rebalanced according to a regular schedule in order to maintain its targeted asset allocation. The Trustee is specifically authorized from time to time upon consent by the Company to invest in either a single fund or multiple funds (including, without limitation, any common, collective or commingled trust fund established and maintained by the Trustee for the assets of plans qualified and exempt under Sections 401 and 501 of the Code, mutual funds or any combination thereof) which, taken as a whole, satisfy the stated investment goal of a particular Balanced Fund. There shall be a minimum of four Balanced Funds established, which funds will be chosen and maintained with the intent to satisfy three stated investment goals, which shall be investment time horizons that are determined to be short-term, intermediate-term and long-term. All assets in a Balanced Fund shall be held in the name of the Trustee, a nominee or in bearer form."

7.  Effective November 1, 2000, the last sentence of paragraph (b) of
    Section 9.2 is amended in its entirety to read as follows:

    "Interests in the Equity Fund or Funds, the Fixed Income Fund, the Money Market Fund and the Balanced Fund or Funds shall always be distributed in cash."





                                            DOUGLAS H. YAEGER
                               ------------------------------------------
                               Title:     Chairman, President and
                                          Chief Executive Officer




                                         GERALD T. MCNEIVE, JR.
                               ------------------------------------------
                               Title:     Senior Vice President - Finance
                                          and General Counsel























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